Exhibit 99.2

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with our financial statements and related notes and our “Selected Historical Financial Data” included elsewhere in this annual report.

Overview

We produce, process and sell steam and metallurgical (met) coal from seven active regional business units and one discontinued regional business unit in West Virginia, which, as of December 31, 2008, were supported by 32 active underground mines, 27 active surface mines and 10 active preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania, as well as a road construction business in West Virginia and Virginia that recovers coal. We also sell coal produced by others, the majority of which we process and/or blend with coal produced from our mines prior to resale, providing us with a higher overall margin for the blended product than if we had sold the coals separately. Our sales of steam coal from continuing operations in 2008 and 2007 accounted for approximately 58% and 61%, respectively, of our annual coal sales volume, and our sales of metallurgical coal from continuing operations in 2008 and 2007, which generally sells at a premium over steam coal, accounted for approximately 42% and 39%, respectively, of our annual coal sales volume. Our sales of steam coal during 2008 and 2007 were made primarily to large utilities and industrial customers in the Eastern region of the United States, and our sales of met coal during those years were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America. Approximately 52% of our total revenue from continuing operations in 2008 and 38% of our sales revenue from continuing operations in 2007 was derived from sales made outside the United States, primarily in Brazil, Egypt, Turkey, Russia and Canada.

In addition, we generate other revenues from equipment and parts sales, equipment repair, road construction, rentals, royalties, commissions, coal handling, terminal and processing fees, and coal and environmental analysis fees. We also record revenue for freight and handling charges incurred in delivering coal to our customers, which we treat as being reimbursed by our customers. However, these freight and handling revenues are offset by equivalent freight and handling costs and do not contribute to our profitability.

Our primary expenses are for wages and benefits, supply costs, repair and maintenance expenditures, cost of purchased coal, royalties, freight and handling costs, and taxes incurred in selling our coal. Historically, our cost of coal sales per ton is lower for sales of our produced and processed coal than for sales of purchased coal that we do not process prior to resale.

We have one reportable segment, Coal Operations, which includes all of our revenues and costs from coal production and sales, freight and handling, rentals, commissions, coal handling and processing operations and coal recovery incidental to our road construction operations. These revenues and costs included in our Coal Operations segment are reported by us in our coal revenues and cost of coal sales, except for the revenues and costs from rentals, commissions, road construction, and coal handling and processing operations, which we report in our other revenues and cost of other revenues, respectively.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) Accounting Principle Board  (“APB”) 14-1, Accounting for Convertible Debt Instruments that may be settled in cash upon conversion (Including partial cash settlement) (“FSP APB 14-1”), which applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS 133.  FSP APB 14-1 requires issuers of such instruments to separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  On January 1, 2009, we adopted FSP APB 14-1, which has been retrospectively applied to the accounting for the notes as of April 7, 2008 and for the year ended December 31, 2008.   FSP APB 14-1 applies to all convertible debt instruments that have a ‘‘net settlement feature,” which means that such convertible debt instruments, by their terms, may be settled either wholly or partially in cash upon conversion.  FSP APB 14-1 requires issuers of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuers’ nonconvertible debt borrowing rate.  Adoption of the standard resulted in the following balance sheet impacts at December 31, 2008: (1) a reduction of debt by $87.8 million and an increase in paid in capital of $69.9 million, (2) an increase to deferred loan costs of $5.3 million, (3) a net reduction to deferred tax assets of $23.1 million ($36.3 million reduction in deferred tax assets, offset by a $13.1 million change in the valuation allowance), and (4) a net increase in retained earnings of $0.2 million.  The deferred loan fees and debt discount will be amortized and accreted, respectively, over the term of the convertible notes, which are due in 2015.  We recorded pre-tax non-cash interest expense of $8.3 million for the year ended December 31, 2008, which is comprised of $7.7 million related to additional interest expense for the accretion of the liability component of the debt and $0.6 million related to the deferred loan cost amortization.

In December 2007, the FASB issued SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”).  SFAS 160 changed the accounting and reporting for minority interests, which have been recharacterized as noncontrolling interests, and classified as a component of equity.  SFAS 160 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all in the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. The presentation and disclosure requirements of SFAS 160 were adopted January 1, 2009 and applied retrospectively. Other than the change in presentation of noncontrolling interests, the adoption of SFAS 160 had no impact on our financial statements.

Business Developments

Excelven Pty Ltd.  In December 2008, we recorded an impairment charge of $4.5 million to write off the total remaining value of our 24.5% interest in Excelven Pty Ltd. (“Excelven”) because we have exhausted all reasonable efforts to obtain a mining permit from the Venezuelan government and concluded that it is no longer reasonable to assume that a permit will be granted.  Excelven, through its subsidiaries, controls the rights to the Las Carmelitas mining venture in Venezuela.

Kingwood Mining Company, LLC.  On December 3, 2008, we announced the permanent closure of the Whitetail Kittanning Mine, an adjacent coal preparation plant and other ancillary facilities.  The mine stopped producing coal in early January 2009 and Kingwood ceased equipment recovery operations in April 2009.  The decision resulted from adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location.  We recorded a charge of $30.2 million, which includes asset impairment charges of $21.2 million, write-off of advance mining royalties of $3.8 million, which will not be recoverable, severance and other employee benefit costs of $3.6 million and increased reclamation obligations of $1.9 million. The accompanying consolidated financial statements have been restated to reflect Kingwood’s results of operations as discontinued operations.

Cliffs Natural Resources, Inc Proposed Merger.  On July 15, 2008, we entered into a definitive merger agreement pursuant to which, and subject to the terms and conditions thereof, Cliffs would acquire all of our outstanding shares.  Under the terms of the agreement, for each share of our common stock, stockholders would receive 0.95 Cliffs' common shares and $22.23 in cash.  The proposed merger required approval of each company’s stockholders, for which special meetings were scheduled to take place on November 21, 2008.  On November 3, 2008, we commenced litigation against Cliffs by filing an action in the Delaware Court of Chancery to obtain an order to require Cliffs to hold its meeting as scheduled.  Later in November 2008, each company’s Board of Directors, after considering various issues, including the then current macroeconomic environment, uncertainty in the steel industry, shareholder dynamics and risks and costs of potential litigation, determined that settlement of the litigation and termination of the merger agreement was in the best interests of its equity holders.  As a result, on November 17, 2008, we and Cliffs mutually terminated the merger agreement and settled the litigation.  The terms of the settlement agreement included a $70.0 million payment from Cliffs to us, which net of transaction costs, resulted in a gain of $56.3 million.

Progress Acquisition/Kentucky May. On May 1, 2006, we completed the acquisition of certain coal mining operations in eastern Kentucky, including an estimated 73 million tons of reserves, from Progress Fuels Corp, a subsidiary of Progress Energy, for $28.8 million, including an adjustment for working capital. The Progress acquisition consisted of the purchase of the outstanding capital stock of Diamond May Coal Co. and Progress Land Corp. and the assets of Kentucky May Coal Co., Inc. The operations acquired are adjacent to Alpha's Enterprise business unit and were integrated into Enterprise.  On September 30, 2008, we sold approximately 17.6 million tons of underground coal reserves acquired in this acquisition to a private coal producer for approximately $13.0 million in cash.  We recognized a gain of $12.9 million from the sale.

Gallatin Materials LLC.  On December 28, 2006, our subsidiary, Palladian, acquired a 94% ownership interest in Gallatin, a start-up lime manufacturing business in Verona, Kentucky.  The consideration for the acquisition consisted of (i) cash capital contributions of $10.3 million, (ii) a committed subordinated debt facility of up to $8.8 million provided to Gallatin by Palladian, of which $3.8 million was funded as of December 31, 2007, and (iii) a letter of credit procured for Gallatin’s benefit under our senior credit facility in the amount of $2.6 million to cover project cost overruns.  On September 26, 2008, we sold our interest in Gallatin for cash in the amount of $45.0 million.  The proceeds were used in part to repay the Gallatin loan facility outstanding with NedBank Limited in the amount of $18.2 million.  An escrow balance of $4.5 million was established and we have agreed to indemnify and guarantee the buyer against breaches of representations and warranties in the sale agreement and contingencies that may have existed at closing and materialize within one year from the date of the sale.  We recorded a gain on the sale of $13.6 million in the third quarter of 2008.  The results of operations for Gallatin have been reported as discontinued operations.

Mingo Logan Acquisition.  On June 29, 2007, we completed the acquisition of certain coal mining assets in western West Virginia known as Mingo Logan from Arch Coal, Inc. for $43.9 million.  The Mingo Logan purchase consists of coal reserves, one active deep mine and a load-out and processing plant, which is managed by our Callaway business unit.

Dominion Terminal Associates.  On April 30, 2008, our subsidiary, Alpha Terminal Company, LLC, increased its equity ownership position in DTA from 32.5% to 40.6% by making an additional investment of $2.8 million.  DTA is a 20 million-ton annual capacity coal export terminal located in Newport News, Virginia. This transaction maintains our largest ownership stake in the facility, effectively increasing our coal export and terminaling capacity from approximately 6.5 million tons to approximately 8.0 million tons annually.

Common Stock and Convertible Debt Offering.  On April 7, 2008, we completed concurrent public offerings of 4,181,817 shares of common stock at $41.25 per share and $287.5 million aggregate principal amount of 2.375% convertible senior notes due 2015 (the “convertible notes”).  The aggregate net proceeds from the common stock offering and the notes offering were $443.3 million after commissions and expenses.  We used the net proceeds from the offerings in part to repurchase $175.0 million aggregate principal amount of the 10% senior notes due 2012, co-issued by ANR LLC and Alpha Natural Resources Capital Corp.  As a result, in the second quarter of 2008, we recorded a loss relating to the early extinguishment of debt of $14.7 million, consisting of $10.7 million in tender offer consideration and $4.0 million in write-off of unamortized deferred debt issuance costs.  Because the notes are not currently convertible, the notes are classified as long-term.

Coal Pricing Trends, Uncertainties and Outlook

The global financial crisis and economic slowdown have precipitated deep cuts in the worldwide steel production, which caused coal prices to decrease in the fourth quarter of 2008 after the coal market experienced record increases in prices during the second and third quarters of 2008.  Given the duress most sectors of the global economy are suffering, and the impact on energy demand, our immediate priorities entering 2009 are to maintain margins, preserve cash flows and our sound financial position, and monitor the creditworthiness of our suppliers and customers.

Although steel production worldwide decreased 24%  in the final quarter of 2008, we believe that coke batteries that use metallurgical coals are, in general, operating at higher capacity levels than steel blast furnaces. Some indicators in the steel sector have turned favorable in the first weeks of 2009. For example, steel service center inventories in the U.S. dropped 22% from August 2008 to the end of 2008 and stood at 15-year lows entering 2009, which should help hasten the return of idle blast furnace capacity as service centers begin to rebuild depleted inventories.

However, with end-demand for steel products continuing to be hampered by the global recession, a great deal of uncertainty remains. Of particular importance for our remaining planned metallurgical coal production are the upcoming negotiations for international met coal contracts. Currently we do not have any precise indication where prices will settle out for the various coking coal qualities as a result of these negotiations.

Because of the marked change in market dynamics, certain agreements with our steel customers that were entered into late in 2008 were restructured recently under mutually acceptable terms. As of mid-January 2009, our total committed book of metallurgical coal stood at 4.1 million tons, at an average realization of $108. In addition, we begin 2009 with nearly 12 million tons, or 90%, of planned thermal coal production committed and priced for 2009 at an average realization per ton approximately $19 higher than the average of $51.17 for 2008.

At the end of December 2008, we made several adjustments to our 2009 mine production plans in response to weakened market conditions. We also plan to reduce outside coal purchases and coal produced by third-party contractors, and defer small expansion projects at several mines.

We are exposed to market price risk in the normal course of purchasing and selling coal and in the price paid for diesel fuel.  As of December 31, 2008, we had net unrealized losses on diesel fuel swap and put agreements and forward purchase coal contracts of $41.9 million and $3.1 million, respectively, and net unrealized gains on diesel fuel put options and forward sale coal contracts of $5.2 million and $2.9 million, respectively, all of which met the definition of a derivative under SFAS 133 and are marked to market.  The $41.9 million liability for diesel fuel swaps and put agreements consists of $25.1 million in accrued expenses and other current liabilities and $16.8 million in other liabilities on the balance sheet.  The $3.1 million liability for the forward purchase coal contracts is in accrued expense and other current liabilities.  The asset of diesel fuel put options and forward sale coal contracts of $5.2 million and $2.9 million, respectively, are recorded in prepaid expense and other current assets.  Periodic changes in fair value for these derivative instruments are recorded to the income statement.  Due to market price fluctuations, we could experience significant earnings volatility related to coal contracts, diesel fuel swap agreements, and diesel fuel put options that are classified as derivatives.

Although we experienced higher mine supply costs in 2008, especially increases in the cost of diesel fuel and surcharges on steel for mine roof support, costs began to decline sharply for some major supply categories late in that year.

For additional information regarding some of the risks and uncertainties that affect our business, see Item 1A “Risks Factors.”

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Summary

For the year ended December 31, 2008, we recorded total revenues from continuing operations of $2,465.4 million compared to $1,797.2 million for the year ended December 31, 2007, an increase of $668.2 million. Net income attributable to Alpha Natural Resources, Inc. increased from $27.7 million in 2007 to $165.7 million in 2008 and income from continuing operations increased $165.7 million from $32.9 million to $198.6 million.  Coal margin, which we define as coal revenues less cost of coal sales, divided by coal revenues, increased from 17.6% in 2007 to 23.6% in 2008.

During the third quarter of 2008, we sold our interest in Gallatin and its operating results have been reported as discontinued operations for all periods.  During 2008, we announced the permanent closure of Kingwood and ceased mining operations as of January 2009.  Kingwood’s operating results have been reported as discontinued operations for all periods.

Included in 2008 income from continuing operations before income taxes were the following items:
•	$56.3 million net gain on the termination fee we received from Cliffs relating to the planned merger;
•	$47.3 million in unrealized losses related to changes in the fair value of derivative contracts;
•	$14.7 million for a loss on early extinguishment of debt from the repurchase of our 10% senior notes due 2012;
•	$12.9 million gain from the sale of our Kentucky May underground coal reserves;
•	$12.3 million charge related to a coal contract settlement, which was recorded as a reduction of revenue;
•	$7.8 million charge related to our employee appreciation and retention programs; and
•	$4.5 million impairment charge related to our Excelven investment.

Included in 2007 income from continuing operations before income taxes were the following items:
•	$8.9 million in unrealized gains related to changes in the fair value of derivative contracts;
•	$2.1 million write-off of development costs at an underground mine that was abandoned;
•	$1.4 million credit related to an insurance settlement for damages caused by Hurricane Katrina; and
•	$1.2 million charge related to a loss in equity earnings from our Excelven investment.

Revenues

					Increase
	Year Ended December 31,				(Decrease)
	2008		2007		$ or Tons	%
	(in thousands, except per ton data)
Revenues from continuing operations:
Coal revenues	$2,130,581	3	$1,558,892	1, 3	$571,689	37%
Freight and handling revenues	279,853		205,086		74,767	36%
Other revenues	54,980		33,241	2	21,739	65%
Total revenues	$2,465,414		$1,797,219		$668,195	37%

Tons Sold from continuing operations:
Steam	15,525	3	16,455	3	(930)	(6%)
Metallurgical	11,372	3	10,457	3	915	9%
Total	26,897		26,912		(15)	-

Coal sales realization per ton from continuing operations:
Steam	$51.17	3	$48.61	1, 3	$2.56	5%
Metallurgical	$117.50	3	$72.59	3	$44.91	62%
Average	$79.21	3	$57.93	1, 3	$21.28	37%

1 - Adjusted from amounts reported in prior periods to exclude changes in the fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

2- Adjusted from amounts reported in prior periods to exclude discontinued operations related to our sale of Gallatin.

3- Adjusted from amounts reported in prior periods to exclude discontinued operations related to the closure of Kingwood.

Coal revenues. Coal revenues from continuing operations increased for the year ended December 31, 2008 by $571.7 million or 37%, to $2,130.6 million, as compared to the year ended December 31, 2007. This increase was due primarily to a $21.28 per ton increase in the average sales price of our coal. Tons sold from continuing operations were 26.9 million tons in 2008 and 2007. Our met coal realization per ton from continuing operations increased by 62% from $72.59 per ton to $117.50 per ton, and steam coal realization per ton increased by 5% from $48.61 per ton to $51.17 per ton.  Included in our steam coal revenues for 2008 is a charge of $12.3 million related to a settlement of a liability incurred under the default provisions of a coal contract, which reduced our steam coal realization per ton by $0.79.  The increase in met coal realizations during 2008 was mainly attributable to the global demand for hard coking coals caused by supplier production and logistics issues in Eastern Europe and Australia.  During the fourth quarter of 2008, global demand for coal significantly declined due to the global economic slowdown. Our sales mix of met coal and steam coal from continuing operations based on volume in 2008 was 42% and 58%, respectively, compared with 39% and 61%, respectively, in 2007.  In 2008, approximately 63% of our coal revenues from continuing operations were derived from the sale of metallurgical coal compared with only 49% in 2007.

Freight and handling revenues. Freight and handling revenues from continuing operations increased to $279.9 million for the year ended December 31, 2008, an increase of $74.8 million compared to the year ended December 31, 2007 due to an increase in freight costs, arising primarily from vessel freight and fuel surcharges. These revenues are offset by equivalent costs and do not contribute to our profitability.

Other revenues. Other revenues from continuing operations increased for the year ended December 31, 2008 by $21.7 million, or 65%, to $55.0 million, as compared to the same period for 2007. Revenues from our road construction operations were $28.1 million, a $7.7 million increase mainly due to higher revenues from our largest ongoing road construction project.  Coal processing and terminal revenues from continuing operations increased $9.1 million due to higher volumes.  Maxxim Rebuild revenues increased $3.7 million mainly due to higher equipment sales.  Other revenues attributable to our Coal Operations segment for the years ended December 31, 2008 and 2007 were $9.7 million and $4.6 million, respectively.

Costs and expenses

					Increase
	Year Ended December 31,				(Decrease)
	2008		2007		$	%
	(in thousands, except per ton data)
Costs and expenses from continuing operations:
Cost of coal sales (exclusive of items shown separately below)	$1,627,960	3	$1,284,840	1, 3	$343,120	27%
Gain on sale of coal reserves	(12,936)		-		(12,936)	N/A
(Increase) decrease in fair value of derivative instruments, net	47,265		(8,925)	1	56,190	NM
Freight and handling costs	279,853		205,086		74,767	36%
Cost of other revenues	40,857		22,715	2	18,142	80%
Depreciation, depletion and amortization	164,969	3	153,987	2, 3	10,982	7%
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	71,923		58,485	2	13,438	23%
Total costs and expenses	$2,219,891		$1,716,188		$503,703	29%

Cost of coal sales per ton from continuing operations:
Company mines	$54.93	3	$46.28	1, 3	$8.65	19%
Contract mines (including purchased and processed)	$71.70	3	$51.60	3	$20.10	39%
Total produced and processed	$57.28	3	$47.20	1, 3	$10.08	21%
Purchased and sold without processing	$75.13		$50.74	1	$24.39	48%
Cost of coal sales per ton	$60.53	3	$47.74	1, 3	$12.79	27%

1 - Adjusted from amounts reported in prior periods to exclude changes in the fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

2- Adjusted from amounts reported in prior periods to exclude discontinued operations related to our sale of Gallatin.

3- Adjusted from amounts reported in prior periods to exclude discontinued operations related to the closure of Kingwood.

Cost of coal sales. Our cost of coal sales from continuing operations increased by $343.1 million, ($12.79 per ton), from $1,284.8 million, ($47.74 per ton) in the year ended December 31, 2007 to $1,628.0 million, ($60.53 per ton), in the year ended December 31, 2008. Our cost of coal sales per ton for our produced and processed coal from continuing operations was $57.28 per ton in 2008 as compared to $47.20 per ton in 2007. This increase is attributable mainly to increases in the price of coal purchases at our plants, diesel fuel, labor and benefits, supplies and maintenance and royalties and severance taxes.  The cost of sales per ton of our purchased coal from continuing operations was $75.13 per ton in 2008 and $50.74 per ton in 2007. This increase in costs is mainly due to market conditions, which exerted upward pricing pressures due to a decrease in market supply and an increase in market demand, both domestically and internationally for coal.  Approximately 65% of our purchased coal sold during 2008 was blended with our produced and processed coal prior to resale.

Gain on sale of coal reserves.  Gain on sale of coal reserves from continuing operations of $12.9 million relates to the sale of a portion of our Kentucky May underground coal reserves.

 (Increase) decrease in fair value of derivative instruments, net.  The changes in fair value for certain forward purchase and forward sale coal contracts, diesel fuel swap and put agreements which are considered derivatives increased total costs and expenses from continuing operations by $47.3 million in 2008 and decreased total costs and expenses by $8.9 million in 2007.  The decrease in fair value of derivative instruments in 2008 included decreases in fair value of diesel fuel swap and put agreements and decreases in the fair value of forward purchase coal contracts in the amounts of $38.0 million and $14.3 million, respectively, partially offset by an increase in fair value of forward sale coal contracts of $5.0 million. The net unrealized loss on our balance sheet at December 31, 2008 for our forward purchase and forward sale coal contracts of $0.2 million will reverse into the income statement in future periods when we ultimately take delivery of the coal under these contracts and sell it to our customers, resulting in lower costs of sales in future periods.

Freight and handling costs. Freight and handling costs from continuing operations increased $74.8 million to $279.9 million during 2008 as compared to 2007 due to an increase in export tons and freight costs, arising primarily from vessel freight and fuel surcharges. These costs were offset by an equivalent amount of freight and handling revenue.

Cost of other revenues. Cost of other revenues from continuing operations increased $18.1 million, or 80%, to $40.9 million for the year ended December 31, 2008 as compared to 2007 due to increases in costs from our coal processing and terminal operations, our road construction operations, and Maxxim Rebuild of $7.5 million, $6.8 million, and $4.0 million, respectively.  The increase in costs is primarily related to a corresponding increase in revenues.

Depreciation, depletion and amortization. Depreciation, depletion, and amortization from continuing operations increased $11.0 million, or 7%, to $165.0 million for the year ended December 31, 2008 as compared to 2007. Depreciation, depletion and amortization attributable to our Coal Operations segment were $157.1 million in 2008 and $146.7 million in 2007.  Depreciation, depletion and amortization per ton sold for our produced and processed coal from our Coal segment continuing operations increased from $6.44 per ton for the year ended December 31, 2007 to $7.13 per ton in the same period of 2008.  The increase was mainly due to our acquisitions, an increased depletion expense due to higher production at one of our mines which also had an increase in depletion rate per ton due to a change in estimated recoverable coal reserves in the third quarter of 2007, and an increase due to capital additions.

Selling, general and administrative expenses. Selling, general and administrative expenses (SG&A) from continuing operations increased $13.4 million, or 23%, to $71.9 million for the year ended December 31, 2008 compared to 2007 primarily due to increases in share-based compensation expense of $2.6 million, incentive compensation accrual of $4.8 million, wages and benefits of $3.6 million and travel and entertainment of $0.6 million. Our SG&A expenses as a percentage of total revenues from continuing operations decreased from 3.3% in 2007 to 2.9% in 2008.

 Interest expense. Interest expense from continuing operations for 2008 was $39.8 million, slightly down from interest expense of $40.4 million in 2007.  Included in interest expense for 2008 is $7.6 million of accretion of the discount on convertible debt incurred in connection with the issuance of our $287.5 million aggregate principal amount of our convertible notes, which is offset by the reduction in interest rates on our debt as a result of the repayment of the $175.0 million outstanding principal amount of our 10% senior notes due 2012.

Interest income. Interest income from continuing operations increased by $5.1 million for the year ended December 31, 2008 compared to 2007. The increase is mainly due to a significant increase in our invested cash from our concurrent public offerings of $287.5 million aggregate principal amount of our convertible notes and $172.5 million common stock, as well as cash generated from operations.

Loss on early extinguishment of debt. Loss on early extinguishment of debt of $14.7 million consists of $10.7 million in tender offer consideration payment for the repurchase of our $175.0 million 10% senior notes and the write-off of the unamortized deferred debt issuance costs of $4.0 million.

Net gain on termination of Cliffs’ merger.  Net gain on termination of Cliffs’ merger of $56.3 million consists of the $70.0 million fee we received from Cliffs upon termination of the planned merger less $13.7 million in transaction costs, including fees paid to our financial advisor, and legal and other professional fees.

Miscellaneous expense, net.  Miscellaneous expense, net of $3.8 million is primarily related to the impairment charge of $4.5 million related to our equity investment in the Excelven joint venture in Venezuela.

Income tax expense (benefit). Income tax expense from continuing operations for the year ended December 31, 2008 was $52.2 million as compared to income tax expense of $10.0 million for the year ended December 31, 2007. Our effective tax rates from continuing operations for the year ended December 31, 2008 and 2007 were 20.8% and 23.3%, respectively. The effective tax rate for 2008 was lower than the statutory federal tax rate due primarily to the tax benefits associated with percentage depletion and the domestic production activities deduction, partially offset by state income taxes, and the change in the valuation allowance.

The effective tax rate for 2007 was lower than the statutory federal tax rate due primarily to the tax benefits associated with percentage depletion, partially offset by state income taxes, change in the valuation allowance, and share-based compensation charges which are not deductible for tax purposes.

The effective tax rate for 2008 was lower than the effective tax rate for 2007 mainly due to a benefit from utilization of tax basis on assets sold, utilization of other deferred tax assets, and an increase in the manufacturing deduction, offset in part by a smaller benefit from the percentage depletion deduction.

In the second quarter of 2008, we recognized a benefit for a portion of the valuation allowance that existed at the beginning of the year, based on positive evidence regarding the ability to realize our deferred tax assets in the future.  In the fourth quarter of 2008, due to significant changes in the economic landscape and our projections of our Alternative Minimum Tax liability, we reestablished our previous valuation allowance on deferred tax assets.

We have concluded that it is more likely than not that our deferred tax assets, net of valuation allowances, currently recorded will be realized. The amount of the valuation allowance takes into consideration the Alternative Minimum Tax system as required by SFAS No. 109, Accounting for Income Taxes, (“SFAS 109”). We monitor the valuation allowance each quarter and make adjustments to the allowance as appropriate.

Discontinued operations.  Loss from discontinued operations attributable to Alpha Natural Resources, Inc. for the year ended December 31, 2008 was $32.9 million as compared to a loss from discontinued operations of $5.1 million for the year ended December 31, 2007.  Mine closure/asset impairment charges of $30.2 million relating to the permanent closure of the Whitetail Kittanning Mine were recorded in 2008.  The $32.9 million loss in 2008 consists of losses from Kingwood of $37.1 million and income from Gallatin of $4.2 million.  The $37.1 million loss from Kingwood consists of loss from operations of $49.8 million, partially offset by an income tax benefit of $12.7 million, compared to a loss from Kingwood of $2.9 million in 2007.  The $4.2 million of income from Gallatin consists of a gain on the sale of our interest in Gallatin of $13.6 million, offset by losses from the operation of Gallatin of $7.8 million, net of noncontrolling interest, and income tax expense of $1.6 million, compared to a loss from Gallatin of $2.2 million in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Summary

For the year ended December 31, 2007, we recorded revenues from continuing operations of $1,797.2 million compared to $1,834.0 million for the year ended December 31, 2006, a decrease of $36.8 million. Net income attributable to Alpha Natural Resources, Inc. decreased from $128.2 million in 2006 to $27.7 million in 2007 and income from continuing operations decreased $97.7 million to $32.9 million.  Included in our 2007 results were a $1.4 million credit related to an insurance settlement for damages caused by Hurricane Katrina, an unrealized gain related to changes in mark-to-market valuations of $8.9 million for certain forward purchase and forward sales contracts which are considered to be derivatives and are recorded at fair value, a write-off of development costs at an underground mine that was abandoned of $2.1 million, and a charge of $1.2 million related to a loss in equity earnings from our Venezuelan investment.  Included in our 2006 results was a tax benefit from the reversal of a portion of our valuation allowance for deferred tax assets in the amount of $52.2 million and after-tax stock-based compensation charges of $12.8 million related to our IPO.  Tons sold from continuing operations decreased from 27.6 million tons in 2006 to 26.9 million tons in 2007 mainly due to a decrease in steam tons sold. Coal margin, which we define as coal revenues less cost of coal sales, divided by coal revenues, decreased from 21.2% in 2006 to 17.6% in 2007.

Revenues

					Increase
	Year Ended December 31,				(Decrease)
	2007		2006		$ or Tons	%
	(in thousands, except per ton data)
Revenues from continuing operations:
Coal revenues	$1,558,892	1, 3	$1,610,885	1, 3	$(51,993)	(3%)
Freight and handling revenues	205,086		188,366		16,720	9%
Other revenues	33,241	2	34,743		(1,502)	(4%)
Total revenues	$1,797,219		$1,833,994		$(36,775)	(2%)

Tons Sold from continuing operations:
Steam	16,455	3	18,069	3	(1,614)	(9%)
Metallurgical	10,457	3	9,564	3	893	9%
Total	26,912		27,633		(721)	(3%)

Coal sales realization per ton from continuing operations:
Steam	$48.61	1, 3	$49.24	1, 3	$(0.63)	(1%)
Metallurgical	$72.59	3	$75.41	3	$(2.82)	(4%)
Average	$57.93	1, 3	$58.30	1, 3	$(0.37)	(1%)

1- Adjusted from amounts reported in prior periods to exclude changes in the fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

2- Adjusted from amounts reported in prior periods to exclude discontinued operations related to our sale of Gallatin.

3- Adjusted from amounts reported in prior periods to exclude discontinued operations related to the closure of Kingwood.

Coal revenues. Coal revenues from continuing operations decreased for the year ended December 31, 2007 by $52.0 million or 3%, to $1,558.9 million, as compared to the year ended December 31, 2006. This decrease was due primarily to a $0.37 per ton decrease in the average sales price of our coal and a decrease of 0.7 million tons sold over the comparable period last year. Tons sold from continuing operations decreased from 27.6 million tons in 2006 to 26.9 million tons in 2007 mainly due to a decrease in steam tons sold.  Met coal revenues from continuing operations per ton decreased by $2.82 to $72.59 per ton and steam coal revenues per ton decreased by $0.63 to an average of $48.61 per ton. Our sales mix of met coal and steam coal from continuing operations based on volume in 2007 was 39% and 61%, respectively, compared with 35% and 65%, respectively, in 2006.

Freight and handling revenues. Freight and handling revenues from continuing operations increased to $205.1 million for the year ended December 31, 2007, an increase of $16.7 million compared to the year ended December 31, 2006 due to an increase in freight costs, arising primarily from vessel freight and fuel surcharges. These revenues are offset by equivalent costs and do not contribute to our profitability.

Other revenues. Other revenues from continuing operations decreased for the year ended December 31, 2007 by $1.5 million, or 4%, to $33.2 million, as compared to the same period for 2006. Revenues from our road construction operations were $20.4 million, a $3.6 million decrease mainly due to the completion of a portion of the King Coal Highway in West Virginia in 2006, partially offset by increased revenue in our ongoing road construction projects.  Maxxim Rebuild revenues also decreased $1.1 million due to reduced third-party selling activity.  These decreases were partially offset by an increase in coal processing and terminal operations of $2.8 million.  Other revenues attributable to our Coal Operations segment for the years ended December 31, 2007 and 2006 were $4.6 million and $2.7 million, respectively.

Costs and expenses

					Increase
	Year Ended December 31,				(Decrease)
	2007		2006		$	%
	(in thousands, except per ton data)
Costs and expenses from continuing operations:
Costs of coal sales (exclusive of items shown separately below)	$1,284,840	1, 3	$1,269,910	1, 3	$14,930	1%
(Increase) decrease in fair value of derivative instruments, net	(8,925)	1	(402)	1	(8,523)	NM
Freight and handling costs	205,086		188,366		16,720	9%
Cost of other revenues	22,715	2	22,982		(267)	(1%)
Depreciation, depletion and amortization	153,987	2, 3	135,878	3	18,109	13%
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	58,485	2	67,952		(9,467)	(14%)
Total costs and expenses	$1,716,188		$1,684,686		$31,502	2%

Cost of coal sales per ton from continuing operations:
Company mines	$46.28	1, 3	$42.06	1, 3	$4.22	10%
Contract mines (including purchased and processed)	$51.60	3	$52.86	3	$(1.26)	(2%)
Total produced and processed	$47.20	1, 3	$43.78	1, 3	$3.42	8%
Purchased and sold without processing	$50.74	1	$57.46	1	$(6.72)	(12%)
Cost of coal sales per ton	$47.74	1, 3	$45.96	1, 3	$1.78	4%

1 -Adjusted from amounts reported in prior periods to exclude changes in the fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

2- Adjusted from amounts reported in prior periods to exclude discontinued operations related to our sale of Gallatin.

3- Adjusted from amounts reported in prior periods to exclude discontinued operations related to the closure of Kingwood.

Cost of coal sales. For the year ended December 31, 2007, our cost of coal sales from continuing operations increased by $14.9 million to $1,284.8 million compared to the year ended December 31, 2006. Our cost of coal sales increased as a result of increased prices for labor, diesel fuel and other mine supplies, and the performance and cost of contract mining services. In addition, our costs were impacted due to lower productivity in 2007 when compared to 2006 mainly due to an increase in our average surface mine overburden ratio and a decrease in clean tons per foot in our deep mines. The average cost per ton from continuing operations sold increased 4% from $45.96 per ton in 2006 to $47.74 per ton in 2007. Our cost of coal sales from continuing operations as a percentage of coal revenues from continuing operations increased from 79% in 2006 to 82% in 2007. For the years ended December 31, 2007 and 2006 our average cost per ton for our produced and processed coal sales from continuing operations was $47.20 and $43.78, respectively. For the years ended December 31, 2007 and 2006, our average cost per ton for coal that we purchased from third parties and resold without processing was $50.74 and $57.46, respectively.

(Increase) decrease in fair value of derivative instruments, net.  The changes in fair value for certain forward purchase and forward sale coal contracts, which are considered derivatives, decreased total costs and expenses by $8.9 million in 2007 and $0.4 million in 2006.  The increase in fair value of derivative instruments in 2007 included increases in fair value of forward purchase coal contracts in the amount of $17.2 million, partially offset by a decrease in fair value of forward sale coal contracts of $8.3 million. The net unrealized gains on our balance sheet at December 31, 2007 for our forward purchase and forward sale coal contracts of $9.1 million will reverse into the income statement in future periods when we ultimately take or provide delivery of the coal under these contracts, resulting in higher costs of sales in future periods.

Freight and handling costs. Freight and handling costs from continuing operations increased $16.7 million to $205.1 million during 2007 as compared to 2006 due to an increase in freight costs, arising primarily from vessel freight and fuel surcharges. These costs were offset by an equivalent amount of freight and handling revenue.

Cost of other revenues. Cost of other revenues from continuing operations decreased $0.3 million, or 1%, to $22.7 million for the year ended December 31, 2007 as compared to 2006.  The decrease relates to Maxxim Rebuild’s outside sales activities and costs associated with our road constructions operations, partially offset by higher coal processing and terminal operation volumes.  This decrease in cost for road construction is due to the completion of a portion of the King Coal Highway in West Virginia, partially offset by increased activity for ongoing construction projects.

Depreciation, depletion and amortization. Depreciation, depletion, and amortization from continuing operations increased $18.1 million, or 13%, to $154.0 million for the year ended December 31, 2007 as compared to the same period of 2006. Depreciation, depletion and amortization attributable to our Coal Operations segment were $146.7 million in 2007 and $126.9 million in 2006. Depreciation, depletion and amortization per ton sold for our produced and processed coal from our Coal segment continuing operations increased from $5.46 per ton for the year ended December 31, 2006 to $6.44 per ton in the same period of 2007 mainly due to our acquisitions, increase in depletion due to a change in estimated recoverable coal reserves at one of our mines, and an increase due to capital additions.

Selling, general and administrative expenses. Selling, general and administrative expenses (SG&A) from continuing operations decreased $9.5 million, or 14%, to $58.5 million for the year ended December 31, 2007 compared to the same period in 2006 and is primarily due to a decrease in stock-based compensation charges of $12.8 million in 2006 related to our IPO. These charges ended at December 31, 2006. This decrease was partially offset by an increase in legal and professional fees of $1.9 million and increases in wages and benefits in the amount of $1.5 million driven by an increase in wages and benefits and the additional expense related to our key employee retention plan.  Our SG&A expenses as a percentage of total revenues decreased from 3.7% in 2006 to 3.3% in 2007.

 Interest expense.  Interest expense from continuing operations decreased $1.4 million to $40.4 million due to a decrease in our average amount of debt outstanding in 2007.

Interest income.  Interest income from continuing operations increased $1.4 million to $2.3 million. The increase is due to our average cash balance increase.

Income tax expense (benefit).  Income tax expense from continuing operations for the year ended December 31, 2007 was $10.0 million as compared to income tax benefit of $21.7 million for the year ended December 31, 2006. Our effective tax rates from continuing operations for the year ended December 31, 2007 and 2006 were 23.3% and (19.9%), respectively. The effective tax rate for 2007 was lower than the statutory federal tax rate due primarily to the tax benefits associated with percentage depletion, partially offset by state income taxes, change in the valuation allowance, and share-based compensation charges which are not deductible for tax purposes.

The effective tax rate for 2006 was lower than the statutory federal tax rate due primarily to the reversal of a portion of the valuation allowance for deferred tax assets, the additional tax benefits associated with percentage depletion, and the extraterritorial income exclusion - partially offset by non-deductible stock-based compensation charges associated with the IPO and state income taxes.

Since our formation and through the third quarter of 2006, for purposes of evaluating the need for a valuation allowance on deferred tax assets, we did not weigh significantly our forecast of future taxable income (subjective evidence) as we had not yet established an adequate earnings history (defined by us as at least three years) to provide objective evidence of the ability to generate future income. Accordingly, we had recorded a valuation allowance against a substantial portion of our deferred tax asset. As of December 31, 2006, we had a three-year history of cumulative earnings. As a result, we were able to place a higher degree of reliance on our projections of future taxable income. Based on the results of a comprehensive analysis completed in the fourth quarter of 2006, we concluded that it was more likely than not that a portion of the deferred tax asset previously reserved through a valuation allowance will be realized. As a result, we recorded a tax benefit for all operations in the fourth quarter 2006 of $55.6 million ($52.2 million related to continuing operations and $3.4 million related to discontinued operations).  Excluding this reversal of the valuation allowance, the total effective tax rate would have been approximately 25.7% for 2006.

Discontinued operations.  Loss from discontinued operations attributable to Alpha Natural Resources, Inc. for the year ended December 31, 2007 was $5.1 million as compared to a loss from discontinued operations of $2.4 million for the year ended December 31, 2006. The $5.1 million loss in 2007 consists of losses from Kingwood of $2.9 million and losses from Gallatin of $2.2 million.  The $2.9 million loss from Kingwood consists of loss from the operations of Kingwood of $3.7 million net of an income tax benefit of $0.8 million.  The $2.2 million loss from Gallatin consists of loss from the operations of Gallatin of $2.9 million, net of noncontrolling interests and an income tax expense of $0.7 million.

Liquidity and Capital Resources

Our primary liquidity and capital resource requirements are to finance the cost of our coal production and purchases, make capital expenditures, pay income taxes, and service our debt and reclamation obligations. Our primary sources of liquidity are cash flow from sales of our produced and purchased coal, other revenue and borrowings under our credit facility.

On April 7, 2008, we completed concurrent offerings of 4.2 million shares of common stock and $287.5 million aggregate principal amount of convertible notes.  The aggregate net proceeds from the common stock offering and the notes offering were $443.3 million after commissions and expenses.  We used the net proceeds in part to repurchase $175.0 million aggregate principal amount of 10% senior notes due 2012.  In addition, we amended our credit facility on March 28, 2008 to increase the amount available under the revolving line of credit from $275.0 million to $375.0 million.

At December 31, 2008, we had available liquidity of $968.6 million subject to limitations described in our credit facility, including cash of $676.2 million and $292.4 million available under our credit facility.  Our total long-term debt was $520.9 million, excluding the discount of $87.8 million on our convertible senior notes, at December 31, 2008, an increase of $92.9 million from December 31, 2007. The increase in long-term debt is primarily due to the offering of $287.5 million aggregate principal amount of our convertible notes, excluding a discount of $87.8 million, as described above, offset by the repurchase of the $175.0 million aggregate principal amount of the 10% senior notes due 2012 and the repayment of our Gallatin loan facility of $17.5 million. In addition to amounts included in long-term debt, excluding discount, at December 31, 2008, we also had a note payable of $18.3 million, related to our insurance premium financing, a decrease of $0.6 million from the year ended December 31, 2007.  Our cash capital expenditures for the year ended December 31, 2008 were $137.8 million, and we expect to invest approximately $120.0 million in cash capital expenditures in 2009.

Based on the terms of our outstanding insurance premium note payable, capital lease obligations, and indebtedness as of December 31, 2008, projected 2009 payments of principal on capital lease obligations and indebtedness are $18.9 million in the aggregate, of which $5.6 million, $5.8 million, $5.6 million and $1.9 million are due in each of the four quarters of 2009, respectively. Based on our projection of cash to be generated from operations in 2009 and projected availability under our revolving line of credit, we believe that cash from operations and available borrowings will be sufficient to meet our working capital requirements, anticipated capital expenditures and debt repayment requirements during each quarter of 2009.

The global financial markets have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices and severely diminished liquidity and credit availability.  We do not believe we experienced any significant impact on our liquidity as a result of these conditions during 2008, although the market price for our common shares has declined substantially.  We continue to monitor these developments and the resulting impact on our business and our suppliers and customers closely.  We are unable to predict the likely duration and severity of the current disruption in the financial markets, and a continuation or worsening of the market disruption and economic downturn could impair our ability to access the capital or credit markets or otherwise obtain financing.

Cash Flows

Net cash provided by operating activities, including discontinued operations, during 2008 was $458.0 million, an increase of $232.3 million from the $225.7 million of net cash provided by operations during 2007. This increase was driven by an increase in our net income attributable to Alpha Natural Resources, Inc. of $138.0 million, an increase in the change from 2007 to 2008 in non-cash charges and credits included in net income in the amount of $90.5 million and an increase in cash provided from changes in operating assets and liabilities of $3.8 million. The increase in our net income was mainly due to an increase in our coal margin per ton of $7.63 and a $45.3 million, after-tax, merger termination fee received from Cliffs.   The increase in non-cash charges and credits was mainly driven by a $56.2 million increase in the change in the fair value of derivative instruments from 2007 to 2008, and $34.7 million related to mine closure and asset impairment charges included in discontinued operations.   Net cash used in operating activities from our discontinued operations during 2008 and 2007 was $10.8 million and $1.4 million, respectively, which is included within net cash provided by operating activities in the consolidated statements of cash flows.

In connection with the termination of the proposed merger with Cliffs in November 2008, Cliffs paid us a fee of $70.0 million. Net of fees paid to our financial advisor, legal and other professional fees and expenses, the gain recognized on the termination fee of the Cliffs proposed merger was approximately $56.3 million. This, in accordance with current accounting principles, is included in our cash provided by operating activities on our consolidated statements of cash flows for the year ended December 31, 2008. We have not received any similar fees in recent prior years and do not anticipate receiving similar fees in the future.

Net cash used in investing activities, including discontinued operations, during 2008 was $77.6 million, a decrease of $87.6 million from the $165.2 million of net cash used in investing activities during 2007.  The decrease was primarily due to proceeds from the sale of Gallatin in the amount of $45.0 million and a $12.0 million increase in proceeds from the disposal of property, plant, equipment and investments over the prior year, primarily resulting from the Kentucky May sale, partially offset by increased capital expenditures of $11.4 million and a decrease in cash used to acquire Mingo Logan in 2007 of $43.9 million.  Cash used in investing activities from our discontinued operations during 2008 and 2007 was $13.4 million and $30.5 million, respectively, which was primarily used for capital expenditures.

Net cash provided by financing activities, including discontinued operations, during 2008 was $241.4 million, an increase of $280.8 million from the $39.4 million of net cash used in financing activities during 2007.  The increase was primarily due to the concurrent offerings of our common stock and our convertible notes, which generated net proceeds of $443.3 million after commissions and expenses, of which a portion was used to repurchase the $175.0 million aggregate principal amount of 10% senior notes due 2012.  Net cash (used in) provided by financing activities from our discontinued operations during the year ended December 31, 2008 and 2007 were ($2.1) million, which includes the $17.5 million for the repayment of our Gallatin loan facility, and $40.1 million, respectively.

Net cash provided by operating activities, including discontinued operations, in 2007 was $225.7 million, an increase of $15.6 million from $210.1 million in 2006. Excluding the non-cash deferred income tax benefit of $48.7 million in 2006, the increase in 2007 was due to an increase in non-cash items of $4.3 million and an increase in cash provided from operating assets and liabilities of $63.0 million, partially offset by a decrease in net income attributable to Alpha Natural Resources, Inc. of $100.4 million. Net cash (used in) provided by operating activities from our discontinued operations during 2007 and 2006 was ($1.4) million and $3.7 million, respectively.

 Net cash used in investing activities, including discontinued operations, was $165.2 million in 2007, an increase of $5.2 million from the $160.0 million in 2006.  The increase in 2007 was primarily due to an increase in acquisition costs, mostly offset by decreases in capital expenditures and disposals of property, plant and equipment. Cash used in investing activities from our discontinued operations during 2007 and 2006 was $30.5 million and $10.3 million, respectively, which was primarily used for capital expenditures.

Net cash used in financing activities, including discontinued operations, was $39.4 million in 2007, a decrease of $17.0 million from $56.4 million in 2006.  The decrease was primarily due to a decrease in bank overdraft and lower payments on notes payable than 2006.  Net cash provided by financing activities from our discontinued operations during 2007 and 2006 were $40.1 million and $7.8 million, respectively.  The increase was primarily due to the issuance of long-term debt for Gallatin and capital contributions made to Kingwood and Gallatin.

Credit Facility and Long-term Debt

As of December 31, 2008, our total long-term debt, including capital lease obligations, consisted of the following (in thousands):

December 31, 2008
Term loan	$233,125
2.375% convertible senior notes due 2015	287,500
Convertible senior notes discount	(87,830)
Insurance premium financing	18,288
Capital lease obligation	232
Total long-term debt	451,315
Less current portion	18,520
Long-term debt net of current portion	$432,795

Our senior secured credit facility, entered into in October 2005, originally consisted of a $250.0 million term loan facility and a $275.0 million revolving credit facility. The term loan will mature in October 2012, and the revolving credit facility will terminate in October 2010.

On March 28, 2008, Alpha Natural Resources, Inc. (the “Parent”) and Alpha Natural Resources, LLC (“ANR LLC”) entered into an amendment to the related credit agreement to increase the amount available under the revolving credit portion of the facility from $275.0 million to $375.0 million.  As of December 31, 2008, there was $292.4 million available under the revolving credit facility.

On March 31, 2008, the Parent and ANR LLC entered into another amendment to the credit agreement to, among other things, delete the covenant that restricted the Parent from engaging in any business or activity other than certain specified activities, remove the Parent from the application of all of the other negative covenants in the credit facility and to impose on the Parent certain other restrictive covenants in lieu of the original negative covenants.

On October 6, 2008, the Parent and ANR LLC entered into a further amendment to the credit agreement.  This amendment included certain technical amendments to permit ANR LLC and certain of its affiliates to enter into a permitted receivables financing, as well as an increase in the limit on annual capital expenditures from $150 million to $200 million.

As amended, the credit agreement imposes certain restrictions on ANR LLC and its restricted subsidiaries, including, subject to certain exceptions, restrictions on their ability to: incur debt; grant liens; enter into agreements with negative pledge clauses; provide guarantees in respect of obligations of any other person; make loans, investments, advances and acquisitions; sell assets; pay dividends or make distributions, make redemptions and repurchases of capital stock; make capital expenditures; prepay, redeem or repurchase debt; liquidate or dissolve; engage in mergers or consolidations; engage in affiliate transactions; change businesses; change fiscal year; amend certain debt and other material agreements; issue and sell capital stock of subsidiaries; engage in sale and leaseback transactions; and restrict distributions from subsidiaries.  The credit agreement also requires ANR LLC to satisfy two financial performance covenants:  a maximum leverage ratio and a minimum interest coverage ratio, as described below.

The restrictions imposed on the Parent include restrictive covenants that prohibit the Parent from: (i) changing its fiscal year, (ii) acquiring capital stock in any other person other than ANR LLC or granting liens on the capital stock of ANR LLC, (iii) acquiring any division of or assets constituting a line of business of any other person or engaging in any line of business and (iv) incurring any debt, except that the Parent may incur debt as long as ANR LLC would be in pro forma compliance with the credit agreement’s maximum leverage ratio and minimum interest coverage ratio financial performance covenants, which are calculated based on our consolidated financial results. It also provides that any of the Parent’s debt that would have been permitted under the credit agreement had it been incurred by ANR LLC will reduce on a dollar-for-dollar basis the amount of debt that ANR LLC would otherwise be permitted to incur under the credit agreement.

The March 31, 2008 amendment to the credit agreement provided a new exception to the covenant restricting dividends to permit ANR LLC to pay dividends or make distributions to the Parent (i) to make scheduled payments of interest (and fees and expenses) then due on our convertible notes or then due in respect of any “qualified” debt (which means any debt, other than the convertible notes, that could have been incurred instead by ANR LLC in compliance with the credit agreement); (ii) to make payments of principal or premium then due in respect of any “qualified” debt as long as such payments would be permitted under the credit agreement at that time if ANR LLC or a restricted subsidiary, rather than the parent, were the obligor of such “qualified” debt and were making such payments; (iii) to make payments of principal or premium on the convertible notes not to exceed $20.0 million in the aggregate for the term of the credit agreement that become due solely as a result of the conversion of convertible notes (and not as a result of any reason other than conversion, such as mandatory repurchases of convertible notes in connection with the occurrence of certain events); and (iv) so long as immediately before and after such dividends or distributions are paid (1) ANR LLC is in pro forma compliance with the credit agreement’s maximum leverage ratio and minimum interest coverage ratio financial performance covenants, and a new maximum senior secured leverage ratio test, all as described below, (2) the liquidity test described below is satisfied and (3) no event of default under the credit agreement has occurred and is continuing, to make payments of principal or premium on the convertible notes in excess of $20.0 million that become due solely as a result of the conversion of convertible notes (and not as a result of any reason other than conversion, such as mandatory repurchases of convertible notes in connection with the occurrence of certain events).

The amendment also (i) revised the covenant restricting the lines of business in which the Parent and its subsidiaries may engage to clarify that any businesses or activities that are within the mining and/or energy industries generally are permitted lines of business as long as the core business remains coal mining and (ii) creates a new exception to the lien covenant to permit the granting of liens on the capital stock of the ANR LLC’s unrestricted subsidiaries to secure debt of those subsidiaries.

Borrowings under the Credit Agreement are subject to mandatory prepayment (1) with 100% of the net cash proceeds received from asset sales or other dispositions of property by ANR LLC and its subsidiaries (including insurance and other condemnation proceedings), subject to certain exceptions and reinvestment provisions, and (2) with 100% of the net cash proceeds received by ANR LLC and its subsidiaries from the issuance of debt securities or other incurrence of debt, excluding certain indebtedness.

Analysis of Material Debt Covenants

We were in compliance with all covenants under our credit facility as of December 31, 2008.

The financial covenants in our credit facility require, among other things:

•
We must maintain a maximum leverage ratio, defined as the ratio of consolidated debt less unrestricted cash and cash equivalents to EBITDA (as defined in the credit agreement, “Adjusted EBITDA”), of not more than 3.5:1.0 for the period of four fiscal quarters ended on December 31, 2008 and for each period of four fiscal quarters ending on each quarter end thereafter.

•
We must maintain a minimum interest coverage ratio, defined as the ratio of Adjusted EBITDA to cash interest expense, of not less than 2.5:1.0 for the four fiscal quarters ending on the last day of any fiscal quarter.

A breach of the covenants in the credit facility including these financial covenants that are tied to ratios based on Adjusted EBITDA, could result in a default under the credit facility and the lenders could elect to declare all amounts borrowed due and payable.  Any acceleration under our credit facility would also result in a default under the indenture governing our convertible notes.

In order for ANR LLC to be permitted to pay dividends or make distributions to the Parent to make payments of principal or premium on the convertible notes in excess of $20.0 million that become due solely as a result of the conversion of convertible notes, we must be able to satisfy the following two financial performance tests both immediately before and immediately after giving effect to the payment of any such dividend or distribution, in addition to being in compliance with the maximum leverage and minimum interest coverage ratios described above:

•
We must have a maximum senior secured leverage ratio, defined as the ratio of consolidated debt that is secured by a lien less unrestricted cash and cash equivalents to Adjusted EBITDA, of 2.5:1.0 or 2.0:1.0 starting January 1, 2009.

•
We must satisfy a liquidity test, i.e., the sum of the unused commitments under the credit facility’s revolving line of credit plus our unrestricted cash and cash equivalents must not be less than $100.0 million.

At December 31, 2008, our leverage ratio and senior secured leverage ratio were both less than zero, significantly below the requirement, and the interest coverage ratio was 16.13, and the sum of the unused commitments under the credit facility’s revolving line of credit plus our unrestricted cash and cash equivalents was $968.6 million.

If certain circumstances exist (as described in the Supplemental Indenture) where all of our $287.5 million aggregate principal amount of convertible notes were converted at the option of the holders, we would have adequate liquidity to satisfy the obligations under the notes and remain in compliance with any required covenants.

Adjusted EBITDA is used in our credit agreement to determine compliance with many of the covenants under the facility.  Adjusted EBITDA is defined in our credit agreement as EBITDA, further adjusted to exclude non-recurring items, non-cash items and other adjustments permitted in calculating covenant compliance under our credit facility, as shown in the table below.  We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

	Three Months Ended March 31, 2008	Three Months Ended June 30, 2008	Three Months Ended September 30, 2008	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008
	(In thousands)

Net income attributable to Alpha Natural Resources, Inc.	$25,530	$67,132	$67,431	$5,608	$165,701
Interest expense, net	10,087	11,001	11,117	9,587	41,792
Interest income	(789)	(2,234)	(2,728)	(1,650)	(7,401)
Income tax expense	7,968	20,964	9,609	2,666	41,207
Depreciation, depletion, and amortization	44,260	44,910	42,197	41,203	172,570
EBITDA	87,056	141,773	127,626	57,414	413,869
Unrestricted subsidiary	1,328	1,131	3,504	13	5,976
Change in fair value of derivative instruments	(16,684)	(6,516)	34,294	36,171	47,265
Write-off of assets	-	-	-	25,687	25,687
Other allowance adjustments	607	131	914	1,235	2,887
Accretion expense	1,852	1,855	1,846	1,947	7,500
Amortization of deferred gains	(213)	(205)	(177)	(84)	(679)
Loss on early extinguishment of debt	-	14,669	33	-	14,702
Stock-based compensation charges	2,911	11,456	635	1,999	17,001
Adjusted EBITDA	$76,857	$164,294	$168,675	$124,382	$534,208

Leverage ratio (1)					NM
Interest coverage ratio (2)					16.13
Senior secured leverage ratio (3)					NM

(1)	Leverage ratio is defined in our credit facility as total debt divided by Adjusted EBITDA.

(2)	Interest coverage ratio is defined in our credit facility as Adjusted EBITDA divided by cash interest expense.

(3)	The senior secured leverage ratio is defined as consolidated debt that is secured by a lien less unrestricted cash and cash equivalents to Adjusted EBITDA.

Other

As a regular part of our business, we review opportunities for, and engage in discussions and negotiations concerning, the acquisition of coal mining assets and interests in coal mining companies and related businesses, and acquisitions of, or combinations with, coal mining companies and related businesses. When we believe that these opportunities are consistent with our growth plans and our acquisition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements, which may be binding or nonbinding, that are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreement if, among other things, we are not satisfied with the results of our due diligence investigation. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. There can be no assurance that additional financing will be available on terms acceptable to us, or at all.

Contractual Obligations

The following is a summary of our significant contractual obligations as of December 31, 2008 (in thousands):

	2009	2010-2011	2012-2013	After 2013	Total
Long-term debt and capital leases (1)	$232	$-	$233,125	$287,500	$520,857
Equipment purchase commitments	63,980	-	-	-	63,980
Operating leases	1,693	2,691	2,401	6,037	12,822
Minimum royalties	10,500	21,346	17,403	30,071	79,320
Coal purchase commitments	216,489	14,190	-	-	230,679
Coal contract buyout	12,980	567	-	-	13,547
Total	$305,874	$38,794	$252,929	$323,608	$921,205

(1)
Long-term debt and capital leases include principal amounts due in the years shown. Cash interest payable on these obligations, with interest rates ranging between 2.375% and 12.2% on our loans and capital leases, would be approximately $23.4 million in 2009, $46.7 million in 2010 to 2011, $27.4 million in 2012 to 2013, and $9.4 million after 2013.

Additionally, we have long-term liabilities relating to asset retirement obligations, workers' compensation and black lung benefits and postretirement benefits. The table below reflects the estimated undiscounted cash flows for these obligations (in thousands):

	2009	2010-2011	2012-2013	After 2013	Total
Asset retirement obligation	$8,375	$23,517	$27,382	$77,085	$136,359
Postretirement	1,081	3,840	6,349	304,676	315,946
Workers' compensation benefits and black lung benefits	1,718	1,122	1,002	6,686	10,528
Total	$11,174	$28,479	$34,733	$388,447	$462,833

Off-Balance Sheet Arrangements

In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our consolidated balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.

From time to time, we provide guarantees to financial institutions to facilitate the acquisition of mining equipment by third parties who mine coal for us. This arrangement is beneficial to us because it helps insure a continuing source of coal production.

Federal and state laws require us to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers' compensation, coal leases and other obligations. We typically secure these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting a 100% cash bond or a bank letter of credit, either of which would require a greater use of our credit facility. In addition, due to the current instability and volatility of the financial markets, our current surety bond providers may experience difficulties in providing new surety bonds to us, maintaining existing surety bonds, or satisfying liquidity requirements under existing surety bond contracts.  In that event, we would be required to find alternative sources of funding to satisfy our payment obligations, which may require greater use of our credit facility.   To the extent that surety bonds may become unavailable, we would seek to secure our reclamation obligations with letters of credit, cash deposits or other suitable forms of collateral.

As of December 31, 2008, we have a committed bonding facility with Travelers Casualty and Surety Company of America, pursuant to which Travelers has agreed, subject to certain conditions, to issue surety bonds on our behalf in a maximum amount of $150.0 million. We also have a committed bonding facility with the Chubb Group of Insurance Companies, pursuant to which Chubb has agreed, subject to certain conditions, to issue surety bonds on our behalf in a maximum amount of $50.0 million. We further have a facility with Safeco Insurance Company of America pursuant to which they have agreed, subject to certain conditions, to issue surety bonds on our behalf in a maximum amount of $35.0 million. As of December 31, 2008, we have posted an aggregate of $149.0 million in reclamation bonds and $9.6 million of other types of bonds under these facilities and maintained letters of credit totaling $82.6 million to secure reclamation and other surety bond obligations.

As part of the sale of Gallatin on September 26, 2008, an escrow balance of $4.5 million was established and we have agreed to indemnify and guarantee the buyer against breaches of representations and warranties in the sale agreement as well as contingencies that may have existed at closing and materialize within one year from the date of sale.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other factors and assumptions, including the current economic environment that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We adjust such estimates and assumptions as facts and circumstances require.  Illiquid credit markets, volatile equity, foreign currency, and energy markets and declines with the end-demand for steel products due to the current economic environment have combined to increase the uncertainty inherent in such estimates and assumptions.  As future events and their effects cannot be determined with precision, actual results may differ significantly from these estimates.  Changes in these estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Reclamation. Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. We account for the costs of our reclamation activities in accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”).  We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of SFAS 143, our asset retirement obligations are initially recorded at fair value, or the amount at which obligations could be settled in a current transaction between willing third parties. In order to determine fair value, we must also estimate a discount rate and third-party margin. Each is discussed further below:

•
Discount Rate. SFAS 143 requires that asset retirement obligations be initially recorded at fair value. In accordance with the provisions of SFAS 143, we utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives, adjusted for our credit standing.

•
Third-Party Margin. SFAS 143 requires the measurement of an obligation to be based upon the amount a third party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing similar types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than our estimates of our cost to perform the reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.

On at least an annual basis, we review our entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures, and revisions to cost estimates and productivity assumptions, to reflect current experience. At December 31, 2008, we had recorded asset retirement obligation liabilities of $98.9 million, including amounts reported as current. While the precise amount of these future costs cannot be determined with certainty, as of December 31, 2008, we estimate that the aggregate undiscounted cost of final mine closures is approximately $136.4 million.

Coal Reserves. There are numerous uncertainties inherent in estimating quantities of economically recoverable coal reserves, many of which are beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled by our internal engineers and geologists and reviewed by a third party consultant. Some of the factors and assumptions that impact economically recoverable reserve estimates include:

•	geological conditions;
•	historical production from the area compared with production from other producing areas;
•	the assumed effects of regulations and taxes by governmental agencies;
•	assumptions governing future prices; and
•	future operating costs.

Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material.   Variances could affect our projected future revenues and expenditures, as well as the valuation of coal reserves and depletion rates.  At December 31, 2008, we had 599.7 million tons of proven and probable coal reserves accessible from our active operations.

Postretirement Medical Benefits. We have long-term liabilities for postretirement benefit cost obligations. Detailed information related to these liabilities is included in the notes to our financial statements included elsewhere in this annual report. Liabilities for postretirement benefit costs are not funded. The liability is actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for postretirement benefit costs. The discount rate used to determine the net periodic benefit cost for postretirement benefits other than pensions was 6.44% for the year ended December 31, 2008 and 5.92% for the year ended December 31, 2007. At December 31, 2008, we had postretirement medical benefit obligations of $61.3 million.

Health care cost trend rate	One-Percentage Point Increase	One-Percentage Point decrease
	(In thousands)
Effect on total service and interest cost components	$65	$(54)
Effect on a accumulated postretirement benefit obligation	822	(680)

Discount rate	One-Half Percentage Point Increase	One-Half Percentage Point Decrease
	(In thousands)
Effect on total service and interest cost components	$(429)	$524
Effect on a accumulated postretirement benefit obligation	(3,509)	4,671

Workers' Compensation. Workers' compensation is a system by which individuals who sustain personal injuries due to job-related accidents are compensated for their disabilities, medical costs, and on some occasions, for the costs of their rehabilitation, and by which the survivors of workers who suffer fatal injuries receive compensation for lost financial support. The workers' compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee who is injured in the course of employment. Our operations are covered through a combination of a self-insurance program and an insurance policy. We accrue for any self-insured liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. Our estimates of these costs are adjusted based upon actuarial studies. Actual losses may differ from these estimates, which could increase or decrease our costs.  At December 31, 2008, we had workers’ compensation obligations of $9.4 million.

Coal Workers' Pneumoconiosis. We are required by federal and state statutes to provide benefits to employees for awards related to coal workers' pneumoconiosis disease (black lung). These claims are covered by a third-party insurance provider in all locations where we operate with the exception of West Virginia. The Company is self-insured for state black lung related claims at certain locations in West Virginia. We account for self-insured black lung obligations under the provisions of SFAS No. 106, Employers' Accounting for Postretirement Benefit Other than Pension (“SFAS 106”), and SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”).

Charges are made to operations for state black lung claims in West Virginia, as determined by an independent actuary at the present value of the actuarially computed liability for such benefits over the employee's applicable term of service.  As of December 31, 2008, we had black lung obligations of $1.9 million.

Income Taxes. We account for income taxes in accordance with SFAS 109, which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we analyze both positive and negative evidence as required by SFAS 109. Such evidence includes objective evidence obtained from our historical earnings, future sales commitments, outlooks on the coal industry by us and third parties, expected level of future earnings (with sensitivities on expectations considered), timing of temporary difference reversals, ability or inability to meet forecasted earnings, unsettled industry circumstances, ability to carry back and utilize a future tax loss (if a loss were to occur), available tax planning strategies, limitations on deductibility of temporary differences, and the impact the alternative minimum tax has on utilization of deferred tax assets. The valuation allowance is monitored and reviewed quarterly. If our conclusions change in the future regarding the realization of a portion or all of our net deferred tax assets, we may record a change to the valuation allowance through income tax expense in the period the determination is made, which may have a material impact on our results.  As of December 31, 2008, we had gross deferred tax assets of $159.4 million less a valuation allowance of $21.3 million.

New Accounting Pronouncements Issued and not yet Adopted

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which amends SFAS 133.  SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under SFAS 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not affect our financial position and results of operations.

In December 2007, the FASB issued SFAS 141(R), Business Combinations (“SFAS 141(R)”).   SFAS 141(R) will significantly change the accounting for and reporting of business combination transactions in consolidated financial statements. SFAS 141(R) retains the underlying concepts of SFAS No. 141, Business Combinations, in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, until either abandoned or completed, at which point the useful lives will be determined; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.  Upon adoption, SFAS 141(R) will not have a significant impact on our consolidated financial statements; however, any business combination we enter into after the adoption may significantly impact our financial position and results of operations when compared to acquisitions accounted for under existing U.S. Generally Accepted Accounting Principles (GAAP) and result in more earnings volatility and generally lower earnings due to the expensing of deal costs and restructuring costs of acquired companies.